Exhibit 99

PRESS RELEASE

For Release:                                                     February 4, 2015

Nasdaq:                                                                          MFNC

Contact:                                                                        Ernie R. Krueger, (906) 341-7158 /ekrueger@bankmbank.com

Website:                                                                      www.bankmbank.com

MACKINAC FINANCIAL CORPORATION

ANNOUNCES 2014 RESULTS OF OPERATIONS

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC), the bank holding company for mBank (the “Bank”), today announced 2014 income of $1.700 million, or $.30 per share, compared to net income available to common shareholders of $5.629 million, or $1.01, per share for 2013. In 2013, a deferred tax benefit of $2.250 million was recorded which equated to $.40 per share.  In December 2014, the Corporation completed the acquisition of Peninsula Financial Corporation, (“PFC”) the holding company for Peninsula Bank, headquartered in Ishpeming, Michigan. In connection with this acquisition and other strategic initiatives, the Corporation had nonrecurring transaction related expenses totaling $2.475 million. These “one-time” costs reduced the reported net income in 2014 by $1.810 million, or $.32 per share, on an after tax basis. The adjusted net income for 2014 (not inclusive of the nonrecurring transaction related expenses) would equate to $3.510 million, or $.62 per share, compared to adjusted net income of $3.379 million in 2013 (not including the deferred tax benefit), or $.61 per share. Weighted average shares for 2014 totaled 5,592,738 compared to 5,518,383 shares in 2013.

The Bank recorded net income of $4.070 million for 2014 compared to $4.939 million in 2013, as adjusted for the $2.250 million deferred tax benefit. In 2014, the Bank recorded $.786 million, after tax, of nonrecurring transaction related expenses. The adjusted income for 2014 would have been $4.856 million, compared to the adjusted income of $4.939 million in 2013. The slight reduction in core income for the bank was largely attributable to large reductions year to year in secondary market mortgage lending activities seen throughout the industry and some smaller reductions in our SBA originations for sale. These reductions were offset by strong gains in net interest income of approximately $1.1 million through continued strong balance sheet growth and sustained margin.

Total assets of the Corporation at December 31, 2014 were $743.785 million, up 29.85% from the $572.800 million reported at December 31, 2013. The PFC acquisition in early December added approximately $125 million in assets. The Corporation and the Bank are both “well-capitalized”.

Paul D. Tobias, Chairman and Chief Executive Officer of Mackinac commenting on the year stated, “We are very pleased with our recent acquisition of PFC. This community bank had an impressive tradition and the same community banking culture of mBank. We are pleased to add this tradition to our largest and growing commerce hub in the Upper Peninsula. We explored other acquisition opportunities throughout the year, remained patient, and concluded Peninsula Bank would create long-term shareholder value with minimal risk. We expect this acquisition to be immediately accretive and we are pleased with the current integration into our banking platform and business model. Concurrently in 2014, we have also continued to grow our balance sheet organically with good quality loans and core deposits while maintaining a healthy margin and stable bank expense base”

Key highlights for 2014 results include:

•                  The early December acquisition of Peninsula Bank, a 127-year old, $125 million asset bank headquartered in the Upper Peninsula with six banking locations in Marquette County. With this transaction, total assets of the Corporation were $744 million at 2014 year end. We expect this acquisition to be immediately accretive, at a 2015 contribution of $.15 to $.20 per share with continued contribution beyond.

•                  Increased annual dividend by 50%, from $.20 to $.30 per share

•                  Credit quality remains strong with a Texas Ratio of 5.90% compared to 5.59% one year ago, and nonperforming assets of $4.668 million, or .63% of assets, compared with $3.908, or .68% of assets, at 2013 year end.

•                  Healthy new loan growth, with production of $183 million and organic balance sheet growth of $50 million.

•                  Margin remains solid, at 4.19% in 2014 with disciplined pricing of our loan and deposit products. Net interest income increased from $21.399 million in 2013 to $23.527 million in 2014, a 9.94% increase.

•                  Our asset based lending subsidiary, Mackinac Commercial Credit, reached sustainable profitability in January 2015 with 4th quarter 2014 portfolio growth and expense management.

Loans and Nonperforming Assets

Total loans at December 31, 2014 were $600.935 million compared to $483.832 million at 2013 year end. The PFC acquired loans were $67 million, and the Corporation had organic growth in 2014 of $50 million. In addition to the aforementioned balance sheet totals, the company services $224 million of sold mortgage loans and $46 million of sold SBA and USDA loans. Total loans under management now total $871 million.

New loan production totaled $183 million with the Upper Peninsula contributing $105 million, the Northern Lower Peninsula $40 million and Southeast Michigan $38 million. Commercial loan production accounted for $110 million of the 2014 total, with consumer loans, primarily 1-4 family mortgages, of $73 million. Commenting on new loan production and overall lending activities, Kelly W. George, President and CEO of mBank stated, “We are once again pleased with our successful track record in new loan production. We have grown loans by approximately 8% each year for the past several years in a challenging interest rate environment and state economy that was slow coming out of the recession which led to limited loan opportunities for some years. Competition has increased in all our markets as well, with more healthy banks looking to lend and the steady introduction of credit unions competing more for commercial loan clients. Loan balance growth has accelerated in recent months with good activity in all of our markets and lending segments. Our pipeline of pending credits entering 2015 is healthy and we expect pick up in the SBA originations that were slow to close in the fourth quarter of 2014”.

Nonperforming loans totaled $1.658 million, .28% of total loans at December 31, 2014 compared to $2.024 million, or .42% of total loans at December 31, 2013.  Nonperforming assets were $4.668 million, .63% of total assets compared to $3.908 million, .68% of assets at 2013 year end. George, commenting on credit quality stated, “Our credit processes continue to maintain pace with the changing risk profile of the company and provide the foundation for our good lending success. Problem assets continue to be well managed and identified quickly for resolution. We are diligent within our loan origination structures and will not stretch our prudent lending parameters for new loans but try as best we can to accommodate rate terms for good quality credits to be competitive in all our markets. From a macro perspective, our loan origination mix and industry concentrations are managed for diversity, and improved with the mix and types of loans that we acquired in the PFC acquisition.”

Margin Analysis

Net interest income for 2014 increased to $23.527 million, a 4.19% net interest margin compared to $21.399 million, or 4.17%, in 2013. George stated, “the growth and stability of our net interest margin is a direct reflection of our continued pricing discipline for loans and deposits within our various markets. We will continue our efforts to maintain our strong net interest margin within this historically low interest rate cycle through the use of continued targeted funding strategies and disciplined loan pricing and terms in efforts to mitigate longer term interest rate risk. We will also utilize alternative funding sources such as internet CDs and small levels of wholesale deposits when deemed necessary to structure different liabilities to match asset durations for competitive lending situations that arise, and cover any potential short term funding gaps that could develop.”

Deposits

Total deposits of $606.973 million at 2014 year end included $101 million deposits acquired with the PFC acquisition. The growth of deposits was approximately $40 million from 2013 year-end and was comprised primarily of wholesale deposit funding.  George, commenting on core deposits and overall liquidity needs, stated, “The Corporation maintains a strong liquidity position to fund operations and loan growth. We will remain committed to our core banking philosophy which emphasizes funding loan growth with core deposits to build long term franchise value and help grow the economic bases in our local communities. With the acquisition of the PFC locations, we expect further core deposit procurement efforts with these branch outlets in markets we had currently not penetrated to their fullest with a larger selection of banking services we expect to provide to this client base.”

Noninterest Income/Expense

Noninterest income, at $3.112 million was $.826 million lower than the 2013 level of $3.938 million.  Noninterest income decreased primarily as a result of a reduced level of fees and gains on the sale of loans from secondary market mortgage activity of $.391 million from prior year period, along with lower gains from sales on SBA loans and reduced levels of service fee income.

Noninterest expense, at $22.610 million, included $2.475 million of nonrecurring transaction-related expenses. Excluding these charges, noninterest expense totaled $20.135 million, compared to $18.128 million in 2013. The largest increase from 2014 was in salaries and benefits, largely reflective of the compensation packages for the staff up of our asset based lending subsidiary formed in the third quarter of 2013. Overall salary and benefit costs at the subsidiary bank remain below peer levels. We also incurred increased expenses for occupancy due primarily for our new banking facility in Marquette, our primary market in the Upper Peninsula, and needed facilities to support our growth in the county following the acquisition of PFC as well. The company will continue to make managing its cost base a primary focus into 2015 with the recent acquisition and continues to evaluate it personnel and technological infrastructures to ensure they keep pace internally with a changing risk environment within the banking and regulatory environments.

Assets and Capital

Total assets of the Corporation at December 31, 2014 were $743.785 million, up $170.985 million from the $572.800 million of total assets at year-end 2013. The Corporation’s internal growth (exclusive of the PFC acquisition) for 2014 amounted to approximately $46 million, or 8%, due primarily to robust loan growth.

Total common shareholders’ equity at December 31, 2014 was $73.996 million, or $11.81 per share, compared to $65.249 million, or $11.77 per share at December 31, 2013.  The Corporation issued 695,361 shares and added approximately 375 new common stock shareholders as a result of the PFC acquisition. We expect this acquisition to be immediately accretive and benefit our legacy and newly added PFC shareholders. The capital levels at both Bank and Consolidated levels remain “well capitalized” at December 31, 2014.

In closure, Mr. Tobias stated, “in addition, our organic growth will be enhanced in 2015 with our asset based lending subsidiary attaining the growth necessary to sustain profitability.  The asset based lending business is complementary to our commercial lending and to our SBA/USDA efforts.  These current initiatives will produce positive returns on our investment and significantly add to shareholder value in the near future. Our increased footings and growing revenue base will also allow us to better absorb the higher costs associated with increased regulation.  As we look into 2015 and beyond, we will continue to evaluate opportunities for both organic and external growth to enhance shareholder value”.

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $740 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 17 branch locations; thirteen in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan.  The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could cause a difference include among others: our failure to achieve expected synergies from the acquisition of Peninsula Bank, unforeseen difficulties in integrating the operations of Peninsula Bank, changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission.  These and other factors may cause decisions and actual results to differ materially from current expectations.  Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	December 31,	December 31,
(Dollars in thousands, except per share data)	2014	2013
	(Unaudited)	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$743,785	$572,800
Loans	600,935	483,832
Investment securities	65,832	44,388
Deposits	606,973	466,299
Borrowings	49,846	37,852
Common Shareholders’ Equity	73,996	65,249
Shareholders’ equity	73,996	65,249

Selected Statements of Income Data:
Net interest income	$23,527	$21,399
Income before taxes and preferred dividend	2,829	5,534
Net income	1,700	5,629
Income per common share - Basic	.30	1.01
Income per common share - Diluted	.30	1.00
Dividends paid per share	$.225	$.170
Weighted average shares outstanding	5,592,738	5,558,313
Weighted average shares outstanding- Diluted	5,653,811	5,650,058

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.19%	4.17%
Efficiency ratio	74.43	67.46
Return on average assets	.28	1.01
Return on average common equity	2.57	9.07
Return on average equity	2.57	8.26

Average total assets	$605,612	$555,152
Average common shareholders’ equity	66,249	62,082
Average total shareholders’ equity	66,249	68,172
Average loans to average deposits ratio	103.98%	103.46%

Common Share Data at end of period:
Market price per common share	$11.85	$9.90
Book value per common share	$11.81	$11.77
Tangible book value per share	$11.01	$11.77
Common shares outstanding	6,266,756	5,541,390

Other Data at end of period:
Allowance for loan losses	$5,140	$4,661
Non-performing assets	$4,668	$3,908
Allowance for loan losses to total loans	.86%	.96%
Non-performing assets to total assets	.63%	.68%
Texas ratio	5.90%	5.59%

Number of:
Branch locations	17	11
FTE Employees	160	133

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013
	(Unaudited)	Audited
ASSETS

Cash and due from banks	$21,947	$18,216
Federal funds sold	—	3
Cash and cash equivalents	21,947	18,219

Interest-bearing deposits in other financial institutions	5,797	10
Securities available for sale	65,832	44,388
Federal Home Loan Bank stock	2,973	3,060

Loans:
Commercial	407,377	359,368
Mortgage	170,203	110,663
Consumer	23,355	13,801
Total Loans	600,935	483,832
Allowance for loan losses	(5,140)	(4,661)
Net loans	595,795	479,171

Premises and equipment	12,658	10,210
Other real estate held for sale	3,010	1,884
Deferred Tax Asset	11,498	9,933
Deposit based intangible	1,196	—
Goodwill	3,805	—
Other assets	19,274	5,925

TOTAL ASSETS	$743,785	$572,800

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$95,498	$72,936
NOW, money market, interest checking	212,565	149,123
Savings	28,015	13,039
CDs<$100,000	134,951	140,495
CDs>$100,000	30,316	23,159
Brokered	105,628	67,547
Total deposits	606,973	466,299

Borrowings	49,846	37,852
Other liabilities	12,970	3,400
Total liabilities	669,789	507,551

SHAREHOLDERS’ EQUITY:
Preferred stock - No par value:
Authorized 500,000 shares, Issued and outstanding - none and 11,000 shares	—	—
Common stock and additional paid in capital - No par value
Authorized - 18,000,000 shares
Issued and outstanding - 6,266,756 and 5,541,390, shares respectively	62,410	53,621
Retained earnings	11,803	11,412
Accumulated other comprehensive income	(217)	216

Total shareholders’ equity	73,996	65,249

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$743,785	$572,800

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2014	2013	2012
	(Unaudited)	(Audited)	(Audited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$26,461	$24,295	$23,197
Tax-exempt	30	105	116
Interest on securities:
Taxable	962	961	948
Tax-exempt	64	34	27
Other interest income	152	128	139
Total interest income	27,669	25,523	24,427

INTEREST EXPENSE:
Deposits	3,218	3,468	3,946
Borrowings	924	656	657
Total interest expense	4,142	4,124	4,603

Net interest income	23,527	21,399	19,824
Provision for loan losses	1,200	1,675	945
Net interest income after provision for loan losses	22,327	19,724	18,879

OTHER INCOME:
Deposit service fees	701	667	699
Income from loans sold on the secondary market	637	1,028	1,390
SBA/USDA loan sale gains	757	951	1,176
Mortgage servicing income	675	790	417
Net security gains	54	73	—
Other	288	429	361
Total other income	3,112	3,938	4,043

OTHER EXPENSE:
Salaries and employee benefits	10,303	9,351	8,288
Occupancy	2,129	1,481	1,372
Furniture and equipment	1,268	1,102	885
Data processing	1,150	1,071	991
Advertising	449	436	376
Professional service fees	1,163	1,069	1,196
Loan and deposit	699	617	877
Writedowns and losses on other real estate held for sale	280	265	489
FDIC insurance assessment	362	385	459
Telephone	327	303	233
Nonrecurring transaction related expenses	2,475	—	—
Other	2,005	2,048	1,591
Total other expenses	22,610	18,128	16,757

Income before income taxes	2,829	5,534	6,165
Provision (benefit of) for income taxes	1,129	(403)	(922)

NET INCOME	1,700	5,937	7,087

Preferred dividend and accretion of discount	—	308	629

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$1,700	$5,629	$6,458

INCOME PER COMMON SHARE:
Basic	$.30	$1.01	$1.51
Diluted	$.30	$1.00	$1.51

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	December 31,	December 31,
	2014	2013
	(Unaudited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$106,644	$100,333
Hospitality and tourism	46,211	45,360
Lessors of residential buildings	19,776	14,191
Commercial construction	16,284	10,904
Gasoline stations and convenience stores	13,841	11,534
Real estate agents and managers	9,454	10,922
Other	221,356	166,124
Total Commercial Loans	433,566	359,368

1-4 family residential real estate	139,553	103,768
Consumer	18,385	13,801
Consumer construction	9,431	6,895

Total Loans	$600,935	$483,832

Credit Quality (at end of period):

	December 31,	December 31,
	2014	2013
	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$1,658	$2,024
Loans past due 90 days or more	—	—
Restructured loans	—	—
Total nonperforming loans	1,658	2,024
Other real estate owned	3,010	1,884
Total nonperforming assets	$4,668	$3,908
Nonperforming loans as a % of loans	.28%	.42%
Nonperforming assets as a % of assets	.63%	.68%
Reserve for Loan Losses:
At period end	$5,140	$4,661
As a % of average loans	1.01%	.96%
As a % of nonperforming loans	310.00%	230.29%
As a % of nonaccrual loans	310.00%	230.29%
Texas Ratio	5.90%	5.59%

Charge-off Information (year to date):
Average loans	$509,749	$462,500
Net charge-offs	$721	$2,232
Charge-offs as a % of average loans, annualized	.14%	.48%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
BALANCE SHEET (Dollars in thousands)

Total loans	$600,935	$518,373	$502,940	$485,862	$483,832
Allowance for loan losses	(5,140)	(5,279)	(5,097)	(4,883)	(4,661)
Total loans, net	595,795	513,094	497,843	480,979	479,171
Total assets	743,785	613,943	595,869	583,592	572,800
Core deposits	471,029	403,950	380,772	384,846	375,593
Noncore deposits	135,944	87,256	103,244	90,864	90,706
Total deposits	606,973	491,206	484,016	475,710	466,299
Total borrowings	49,846	52,409	42,087	38,852	37,852
Common shareholders’ equity	73,996	67,132	66,477	65,730	65,249
Total shareholders’ equity	73,996	67,132	66,477	65,730	65,249
Total shares outstanding	6,266,756	5,564,815	5,527,690	5,527,690	5,541,390
Weighted average shares outstanding	5,770,104	5,540,200	5,527,690	5,530,908	5,555,952

AVERAGE BALANCES (Dollars in thousands)

Assets	$651,935	$607,840	$581,150	$580,717	$569,443
Loans	549,411	509,618	492,923	486,354	479,321
Deposits	522,155	494,599	469,720	473,951	461,630
Common Equity	67,397	66,558	65,553	65,462	62,950
Equity	67,397	66,558	65,553	65,462	66,906

INCOME STATEMENT (Dollars in thousands)

Net interest income	$6,389	$5,886	$5,659	$5,593	$5,626
Provision for loan losses	639	187	191	183	825
Net interest income after provision	5,750	5,699	5,468	5,410	4,801
Total noninterest income	1,003	768	650	691	1,191
Total noninterest expense	7,479	5,126	4,898	5,107	4,935
Income before taxes	(726)	1,341	1,220	994	1,057
Provision for income taxes	(74)	455	414	334	(1,911)
Net income	(652)	886	806	660	2,968
Preferred dividend expense	—	—	—	—	58
Net income available to common shareholders	$(652)	$886	$806	$660	$2,910

PER SHARE DATA

Earnings	$(.13)	$.16	$.15	$.12	$.52
Book value per common share	11.85	12.06	12.03	11.89	11.77
Market value, closing price	11.81	11.30	12.90	12.54	9.90
Dividends per share	.075	.05	.05	.05	.05

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.28%	.52%	.53%	.31%	.42%
Nonperforming assets/total assets	.63	.74	.77	.63	.68
Allowance for loan losses/total loans	.86	1.02	1.01	1.01	.96
Allowance for loan losses/nonperforming loans	310.00	195.88	192.19	327.50	230.29
Texas ratio (1)	5.90	6.27	6.43	5.18	5.59

PROFITABILITY RATIOS

Return on average assets	(.40)%	.58%	.56%	.46%	2.03%
Return on average common equity	(3.84)	5.28	4.93	4.09	18.34
Return on average equity	(3.84)	5.28	4.93	4.09	17.26
Net interest margin	4.19	4.20	4.18	4.25	4.24
Efficiency ratio	70.27	73.83	77.55	80.57	66.94
Average loans/average deposits	105.22	103.03	104.94	102.62	103.83

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	8.68%	10.23%	10.50%	10.25%	10.31%
Tier 1 capital to risk weighted assets	10.35	11.68	11.86	11.79	11.83
Total capital to risk weighted assets	11.19	12.68	12.87	12.79	12.79
Average equity/average assets (for the quarter)	10.34	10.95	11.28	11.27	11.75
Tangible equity/tangible assets (at quarter end)	9.25	10.93	11.16	11.26	11.75

(1) Texas ratio equals nonperforming assets divided by shareholders’ equity plus allowance for loan losses